As filed with the Securities and Exchange Commission on September 18, 2019

Registration No. 333-164537

Registration No. 333-172311

Registration No. 333-181840

Registration No. 333-228324

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT No. 333-164537

FORM S-8 REGISTRATION STATEMENT No. 333-172311

FORM S-8 REGISTRATION STATEMENT No. 333-181840

FORM S-8 REGISTRATION STATEMENT No. 333-228324

UNDER

THE SECURITIES ACT OF 1933

Chesapeake Lodging Trust

(PK Domestic Sub LLC as successor by merger to Chesapeake Lodging Trust)

(Exact name of registrant as specified in its charter)

Maryland	27-0372343
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Park Hotels & Resorts Inc. 1775 Tysons Blvd., 7th Floor Tysons, VA	22102
(Address of Principal Executive Offices)	(Zip Code)

Chesapeake Lodging Trust Equity Plan

Chesapeake Lodging Trust Equity Plan

Chesapeake Lodging Trust Equity Plan

Chesapeake Lodging Trust Equity Plan

(Full titles of the plans)

Thomas C. Morey

General Counsel

Park Hotels & Resorts Inc.

1775 Tysons Blvd., 7th Floor

Tysons, VA 22102

(571) 302-5757

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 deregisters all common shares of beneficial interest, $0.01 par value per share (“Chesapeake Shares”), of Chesapeake Lodging Trust, a Maryland real estate investment trust (the “Registrant”), and any other securities remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-164537, originally filed with the SEC on January 27, 2010, pertaining to the registration of 450,365 Chesapeake Shares issuable under the Chesapeake Lodging Trust Equity Plan.

•

Registration Statement No. 333-172311, originally filed with the SEC on February 16, 2011, pertaining to the registration of 4,292 Chesapeake Shares issuable under the Chesapeake Lodging Trust Equity Plan.

•

Registration Statement No. 333-181840, originally filed with the SEC on June 1, 2012, pertaining to the registration of 2,750,000 Chesapeake Shares issuable under the Chesapeake Lodging Trust Equity Plan.

•

Registration Statement No. 333-228324, originally filed with the SEC on November 9, 2018, pertaining to the registration of 1,250,000 Chesapeake Shares issuable under the Chesapeake Lodging Trust Equity Plan.

On September 18, 2019, pursuant to the Agreement and Plan of Merger, dated as of May 5, 2019 (the “Merger Agreement”), by and among the Registrant, Park Hotels & Resorts Inc. (“Park”), PK Domestic Property LLC, an indirect subsidiary of Park (“Domestic”), and PK Domestic Sub LLC (“Merger Sub”), a direct subsidiary of Domestic, the Registrant merged with and into Merger Sub, with Merger Sub continuing as the surviving limited liability company and a direct subsidiary of Domestic (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, State of Virginia, on September 18, 2019.

PK DOMESTIC SUB LLC (as successor by merger to Chesapeake Lodging Trust)

By:	/s/ Sean Dell’Orto
Name:	Sean Dell’Orto
Title:	Vice President and Treasurer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.